MGP INGREDIENTS DECLARES $0.04 QUARTERLY DIVIDEND

ATCHISON, Kan., November 2, 2017 - MGP Ingredients, Inc. (Nasdaq/MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today announced that its board of directors has declared a quarterly dividend of 4 cents per share of common stock payable on December 8, 2017 to stockholders of record as of November 14, 2017.
About MGP Ingredients, Inc.
MGP is a leading producer and supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include premium bourbon and rye whiskeys, gins and vodkas, which are carefully crafted through a combination of art and science and backed by over 150 years of experience. The Company’s proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The Company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the Company facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information.  All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance on growth in operating income, net sales, gross margin, and future effective tax rate may constitute forward-looking statements.  In addition, forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives or variations of these terms or similar terminology.  They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and are not guarantees of future performance.  All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement.  Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility or our Indiana facility, (ii) the availability and cost of grain and flour, and fluctuations in energy costs, (iii) the effectiveness of our grain purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) our ability to maintain compliance with all applicable loan agreement covenants, (ix) our ability to realize operating efficiencies, (x) actions of governments, and (xi) consumer tastes and preferences.  For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

For More Information
Investors & Analysts:
Mike Houston
313-309-9506 or Investor.Relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com
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